EXHIBIT 99.1

Broadridge Declares Quarterly Dividend of $1.09 Per Share
NEW YORK, November 10, 2026 -- Broadridge Financial Solutions, Inc. (NYSE:BR) announced that its Board of Directors has declared a quarterly cash dividend of $1.09 per share. The dividend is payable on January 11, 2027 to stockholders of record at the close of business on December 10, 2026.
About Broadridge
Broadridge Financial Solutions (NYSE: BR) is a global technology leader with trusted expertise and transformative technology, helping clients and the financial services industry operate, innovate, and grow. We power investing, governance, and communications for our clients – driving operational resiliency, elevating business performance, and transforming investor experiences.
Broadridge's technology and operations platforms process and generate over 8 billion communications annually and underpin the daily average trading of over $18 trillion in tokenized and traditional securities globally. A certified Great Place to Work®, Broadridge is part of the S&P 500® Index, employing approximately 16,000 associates in 28 countries.
For more information about us, please visit www.broadridge.com.

Contact Information

Investors
broadridgeir@broadridge.com
Media
Gregg.rosenberg@broadridge.com